Exhibit (a)(5)(B)

Slide available on Microsoft Corporation Investor Relations Website

4. New Buyback Program    [Graphic]

m $20B Tender

m Offer period July 21 – August 17

m Range $22.50 - $24.75

m Modified “Dutch auction”

m ~8% reduction in share count

m $20B ongoing buyback (authorization 2011)